UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2010

Grand Canyon Education, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 14, 2010, Grand Canyon Education, Inc. (the “Company”) filed a Current Report on Form 8-K that contained an update relating to its qui tam litigation and the U.S. Department of Education (“DOE”), Office of Inspector General (“OIG”) investigation. In light of the ongoing nature of these matters, and the current regulatory environment affecting education companies generally, the Company is providing the following regulatory update:

As part of its oversight of the educational institutions participating in the Title IV programs under the Higher Education Act of 1965, as amended, the DOE periodically conducts program reviews at selected schools that receive Title IV funds for the purpose of evaluating the school’s compliance with the Title IV requirements, identifying any liabilities to the DOE for errors in compliance, and improving future institutional capabilities. On July 6, 2010, the Company was notified by the DOE of the DOE’s intent to conduct a program review at Grand Canyon University of the University’s administration of the Title IV programs in which it participates.

The Company’s policies and procedures are planned and implemented to comply with the applicable standards and regulations under Title IV.  If and to the extent the DOE’s program review identifies any compliance issues, the Company is committed to resolving such issues and ensuring that Grand Canyon University operates in compliance with all DOE requirements.  Program reviews may be unresolved for several months or years with little or no communication from the DOE, and may involve additional exchanges of information following the site visit.  The Company cannot presently predict the outcome of this program review or when the final program review determination will be issued.  If the DOE were to make significant findings of non-compliance in the final program review determination, it could have a material adverse effect on the Company’s business, results of operations, cash flows, and financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: July 8, 2010	By: /s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)